Exhibit 10.24

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

BLADE / HELICOPTERS, INC. CHICAGO TERMS

This term sheet executed as of the 17th day of February, 2021, outlines the proposed terms for certain collaborative relationships between Blade Urban Air Mobility, Inc. (“Blade”) and Helicopters, Inc. (“Helicopters Inc”), together with Blade, the “Parties”). Upon execution of this term sheet, the Parties will immediately begin working together to negotiate and enter into a Definitive Agreement (as defined hereinafter) containing the terms below.

This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation on any party hereto, except to the extent set forth in the Binding Provisions section below. No other legally binding obligations, including but not limited to any obligation to negotiate the Definitive Agreement, will be created, implied or inferred until definitive documents, including the Definitive Agreement, if any, are executed and delivered by all Parties.

Parties	Blade Urban Air Mobility, Inc. (“Blade”) and Helicopters, Inc. (“Helicopters Inc”)
Term of Definitive Agreement

[*****] term commencing on the effective date of a definitive agreement entered into by the Parties (the “Definitive Agreement”). It is contemplated that the Definitive Agreement shall outline terms whereby Helicopters Inc provides helicopter transportation services to Blade pursuant to the terms contained therein, subject to the ability of Helicopters Inc. to opt out as described below.

Vertiport

The Definitive Agreement will be contingent upon Blade having entered into a separate agreement with the Vertiport for exclusive Charter and HAA services, with Helicopters Inc as the exclusive provider of those services during the term of the Definitive Agreement.

Aircraft Provision

(1) At any time within [*****] of signing this Term Sheet, and (2) after signing the Definitive Agreement, Blade will notify Helicopters Inc of Blade’s request for a Part 135 capable aircraft substantially equivalent to a Bell 206 L4. Helicopters Inc. agrees to provide such aircraft within 60 days of Blade requesting the aircraft to be used by Blade to provide charter services for a period of at least [*****]; provided, that Helicopters Inc shall have the ability to exercise a [*****] out clause, available any time after the [*****] period should Helicopters Inc determine that market demand is not sufficient. These terms are contingent upon the following:

(i)          Blade shall pay to Helicopters Inc a [*****] deposit (the “Deposit”) upon delivery of Blade’s request;

(ii)         The Deposit will be credited to both charter and HAA flights at a rate of [*****], and

(iii)        If during the first [*****] after the aircraft’s arrival at Vertiport, the aircraft can be used for both charter and tours, the lesser of (A) the product of [*****] times a fraction the numerator of which is the number days remaining in the [*****] period and the denominator is [*****] and (B) the Deposit remaining at that time shall be refunded to Blade, and the remaining portion of the Deposit, if any, will be forfeited by Blade to Helicopters Inc.

Additionally, (1) at any time within [*****] after the signing of this Term Sheet and (2) the signing of the Definitive Agreement, if Blade has secured a contract with a local hospital for HAA flights, Blade may notify Helicopters Inc of Blade’s request that Helicopters Inc provide an aircraft that is HAA capable. Within 60 days after receipt of such request, Helicopters, Inc agrees that it will make the aforesaid aircraft HAA capable or provide a second aircraft that is HAA capable, as Helicopters Inc determines.

Assignability	Helicopters Inc. may assign its rights and obligations under the definitive agreement to its wholly owned subsidiary, Helicopter Commute Service, LLC DBA Breeze Helicopters (“Breeze”).
Helicopter Charter Rates

Blade agrees to pay the following rates to Helicopters Inc for the Bell 206L4, as applicable:

(i)          [*****] per flight hour for non-HAA charter flights; and

(ii)         [*****] per flight hour for HAA flights.

In addition, Blade shall pay to Helicopters Inc the following ancillary fees:

(i)          [*****] per hour for wait fees on non-HAA charter flights;

(ii)         [*****] per hour for wait fees on HAA flights; and

(iii)        [*****] per each after hour “call in” fee for pilots.

(iv)        If any aircraft other than a Bell 206 L4 is provided, the Parties will agree reasonably to renegotiate the rates above for such other aircraft.

HAA Equipment

If an HAA capable aircraft is requested by Blade, Helicopters Inc will equip an aircraft to enable organ and medical team transportation flights.

Blade agrees to pay [*****] to Helicopters, Inc to support the equipment costs needed to receive HAA certification. To the extent is becomes necessary to move the HAA Equipment to an ENG ship because Blade no longer has adequate demand for charter flights, Blade agrees to cover such costs.

BLADE Branding on Helicopter	Helicopters Inc agrees to brand any aircraft utilized by Blade solely for retail charter service with “BLADE” livery. For clarity, this would not apply to any ENG or other aircraft conducting only HAA missions.

Exclusivity

While the Definitive Agreement is in effect and Helicopters Inc is providing both charter and HAA services pursuant to such Definitive Agreement, Helicopters Inc shall not operate, sell, promote, and/or arrange by-the-seat charter air travel in the Chicago area, other than for tours.

While the Definitive Agreement is in effect, Blade shall use Helicopters Inc to service all requests Blade receives for charter and HAA flights. Notwithstanding the foregoing, if Helicopters Inc is unable to perform a charter flight requested by Blade (each, a “Requested Flight”), Blade may use a different aircraft operator for such Requested Flight that Helicopters Inc is unable to perform.

So long as Helicopters Inc. or its wholly owned subsidiary Breeze has an exclusive arrangement with the operator of Vertiport, Blade shall not operate, sell, promote, and/or arrange tourism flights in the Chicago area.

While the Definitive Agreement is in effect, to the extent that it occurs, Blade will pass all tourism flight related inquiries to Helicopters Inc. Similarly, while the Definitive Agreement is in effect and charter services are being provided pursuant to the Definitive Agreement, Helicopters Inc. will pass all charter related inquiries to Blade.

Marketing

Blade shall aggressively market various routes to and from the Vertiport or other local area helicopter landing options on the Blade mobile application and website.

Blade will aggressively market and target local Chicago area hospitals for organ transport services.

Blade will invest in marketing its services at the Vertiport through various local media outlets, including digital, print, and television.

Blade shall work with its commercial airline partners to market helicopter transfer services to customers of commercial airlines between the Chicago area airports and the Vertiport.

Confidentiality

The Parties will not disclose to any other person (except to directors and employees of the Parties and its affiliates who have a need to know, or to the Parties’ legal and accounting advisers, or where disclosure is required by law) any of the terms, conditions or other facts with respect to this Term Sheet, including the pricing, structure and status thereof.

Governing Law

This Term Sheet shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, without giving effect to any principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS, HIS OR HER RIGHT TO A JURY TRIAL OF ANY CLAIM ARISING OUT OF THIS TERM SHEET, THE DEFINITIVE AGREEMENTS OR THE TRANSACTION CONTEMPLATED HEREIN.

Term Sheet Exclusivity

The Parties agree that until the date that is [*****] from the date hereof, they shall negotiate exclusively with each other regarding the subject matter of this Term Sheet, and shall not and shall procure that their respective affiliates, employees, agents, advisors and investment bankers do not, directly or indirectly, solicit, encourage, entertain or accept any inquiries, discussions or proposals from, or enter into any kind of negotiations with, or execute any agreements with, any other third party regarding Charter and HAA flights originating from Chicago Vertiport.

Definitive Agreements

The Parties agree that any obligation concerning the purpose of this Term Sheet is subject to the negotiation and execution of the Definitive Agreement. Any obligations of the Parties contained herein shall be superseded by the Definitive Agreement.

Costs	Each Party shall bear all fees and expenses (including attorneys’ fees) incurred by it in connection with the preparation, negotiation and execution of this Term Sheet and any Definitive Agreement.
Binding Provisions

From the execution date of this Term Sheet until the date that is [*****] thereafter, during which time, the Governing Law, Costs and Term Sheet Exclusivity provisions herein will be binding on the Parties.

Blade Urban Air Mobility, Inc.	Helicopters, Inc.

By :	By :
Name :	Name :
Title :	Title :

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